EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:                Daniel J. Doyle

President/CEO

(559) 298-1775

CENTRAL VALLEY COMMUNITY BANCORP ANNOUNCES

AN INCREASE IN FOURTH QUARTER EARNINGS

                CLOVIS, CALIFORNIA…January 11, 2002…Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Clovis Community Bank, today announced unaudited net income of $607,000, for the fourth quarter ending December 31, 2001, an increase of 12.8%, over the $538,000 earned in the same period in 2000. Diluted earnings per share were $0.45 for the quarter ending December 31, 2001, representing a 9.8% increase over the $0.41 reported for the same period in 2000.  Return on average assets was 1.10% and return on average equity was 11.60% for the fourth quarter ending December 31, 2001.

                Unaudited net income of $2,378,000 was reported for the 12-month period ending December 31, 2001, an increase of 36.1% compared to $1,747,000 for the same period in 2000. Consolidated net income excluding non-recurring income and expense items would have been $1,856,000 for the 12-month period ending December 31, 2001, an increase of 6.2% compared to $1,747,000 for the same period in 2000. Diluted earnings per share were $1.77 for the 12-month period ending December 31, 2001, representing a 33.1% increase over the $1.33 reported for the same period in 2000.  Return on average assets was 1.15% and return on average equity was 11.78% for 12-month period ending December 31, 2001.

                Consolidated total assets grew to $219,765,000 at December 31, 2001, compared to $202,167,000 at December 31, 2000, an increase of 8.7%. Gross loans grew to $133,271,000 at December 31, 2001, an increase of 38.8%, compared to $96,019,000 at December 31, 2000. Total deposits grew 6.2% to $192,132,000 at December 31, 2001, compared to $180,952,000 at December 31, 2000.

                Daniel J. Doyle, President and Chief Executive Officer of Clovis Community Bank and its parent company, Central Valley Community Bancorp, attributes the Bank’s significant growth to the expansion of customer service delivery channels, as well as increasing loans by 39% over the previous year.

                “We’re proud to report that the Bank has achieved the second-highest earnings in its 21 years of operation,” stated Doyle.  “It wasn’t easy, as the Prime interest rate took a record drop during the year.  But even in our changing economic environment, the Bank’s hard-working employees found – and continue to find -- ways to be true advocates for their customers.”

                 “We look forward to continued support from our customers and community, and anticipate even more growth and exciting new opportunities in 2002,” concluded Doyle.

                Central Valley Community Bancorp trades over-the-counter under the symbol CVCY. Clovis Community Bank, founded in 1979, and the sole subsidiary of Central Valley Community Bancorp, operates five full-service offices in Clovis, Fresno, and Prather, plus Real Estate Lending, SBA Lending, and Agribusiness Lending Departments in Clovis. Investment services are also provided by Investment Centers of America at the Bank’s main office in Clovis. Members of Central Valley Community Bancorp and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Elaine Bernard, David E. Cook, Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Clovis Community Bank can be found at www.clovisbank.com.

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Forward-looking Statements – All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations.  These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan growth and improved credit quality in 2002.  These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to, (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment resulting in reduced margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;  (4) changes in the regulatory environment; (5) fluctuations in the real estate market; (6) changes in business conditions and inflation; and (7) changes in securities markets.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.